ACTIONPOINT, INC.
COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

                                     Three Months Ended  Nine Months Ended
                                        September 30,       September 30,
                                    ------------------- -------------------
                                       2000      1999      2000      1999
                                    --------- --------- --------- ---------

Net income (loss).................   ($1,974)      $42   ($8,863)     $354
                                    ========= ========= ========= =========

Shares used in basic EPS
 calculation......................     4,225     4,255     4,179     4,478

Dilutive effect of stock
 options..........................        --         2        --         8
                                    --------- --------- --------- ---------
Shares used in diluted EPS
 calculation......................     4,225     4,257     4,179     4,486
                                    ========= ========= ========= =========

Basic EPS.........................    ($0.47)    $0.01    ($2.12)    $0.08

Diluted EPS.......................    ($0.47)    $0.01    ($2.12)    $0.08
                                    ========= ========= ========= =========

At September 30, 2000 and 1999, 2,971,931 and 2,625,044 options outstanding were not included in the computation of diluted EPS.